Exhibit 99.01

 General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	February 14, 2012

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza
Chairman of the Board & Chief Executive Officer
Phone: (630) 954-0400 Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Reports First Quarter Results for Fiscal 2012

OAKBROOK TERRACE, IL, February 14, 2012 - General Employment Enterprises, Inc. (NYSE Amex: JOB) reported consolidated net revenues for the first quarter ended December 31, 2011 of $12,780,000, up 114% from last year’s first quarter revenue of $5,972,000.  The increase is primarily due to the acquisition of RFFG Cleveland, LLC and DMCC Staffing, LLC in November 2010 coupled with a 103% increase in direct hire placement services due to increased demand.

The Company’s net income for the first quarter ended December 31, 2011 was $23,000 compared to$15,000 for the first quarter ended December 31, 2010.

Commenting on the Company's performance, Salvatore J. Zizza, Chairman of the Board & CEO stated, “We are pleased to see continued improvement in our performance and we are excited about our future.  While on target with our plans for continued expansion and growth, we invested in our business by increasing our sales force and provided intensified training as well.  Our recent acquisitions proved to be rewarding and we will continue to evaluate candidates for future growth.  As the economy continues to gain strength, we will be well positioned to meet the growing demands for our services.”

Business Information

General Employment Enterprises, Inc. (the “Company”) provides contract and placement staffing services for business and industry, primarily specializing in the placement of information technology, engineering, agricultural and accounting professionals.  Effective November 1 2010, the Company and its wholly-owned subsidiary, Triad Personal Services, Inc an Illinois corporation, entered into an asset purchase agreement, with DMCC Staffing, LLC, an Ohio limited liability company (“DMCC”), RFFG of Cleveland, LLC, an Ohio limited liability company (“RFFG of Cleveland”), and Thomas J. Bean, for the purchase of certain assets of DMCC and RFFG of Cleveland, including customer lists, comprising DMCC and RFFG of Cleveland’s Industrial services business.  DMCC and RFFG of Cleveland’s services business is operated from offices in Ohio and provides labor and human resource solutions, including temporary staffing, human resources and payroll outsourcing services, labor and employment consulting and workforce solution.  In August of 2011, the Company purchased certain assets of Ashley Ellis, LLC, a professional staffing and placement business.

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2011, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the Company’s performance.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  In addition, because not all Companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies.  Reconciliation of the non-GAAP financial measures to GAAP is provided.

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share)

	Three Months
	Ended December 31
	2011	2010
Net revenues:
Contract services	$10,907	$4,887
Direct hire placement services	1,873	923
Management services	-	162
Net revenues	12,780	5,972

Cost of contract services	9,322	4,115
Selling, general and administrative expenses	3,283	1,735
Amortization of intangible assets	100	94

Income from operations	75	28
Interest expense	52	13

Net income	$23	$15

Average number of shares - basic	21,699	14,917
Average number of shares - diluted	21,928	14,921

Net income per share - basic and diluted	$—	$—

Reconciliation of net income to EBITDA:

	Three Months
	Ended December 31
	2011	2010

Net income	$23	$15
Interest expense	52	13
Depreciation and amortization	134	141
EBITDA	$209	$169

EBITDA is defined as net earnings attributable to commons stockholders plus interest (income)-net, income taxes and depreciation and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry.

GENERAL EMPLOYMENT ENTERPRISES, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
(In Thousands)

	December 31	September 30
	2011	2011
Assets:
Cash and cash equivalents	$45	$314
Accounts receivable, net	7,464	6,604
Other current assets	160	190

Total current assets	7,669	7,108

Property and equipment, net	385	409
Goodwill	1,280	1,280
Intangible assets, net	2,599	2,699

Total assets	$11,933	$11,496

Liabilities and shareholders' equity:
Current liabilities	$6,578	$6,121
Long-term obligations	632	681
Shareholders' equity	4,723	4,694

Total liabilities and shareholders' equity	$11,933	$11,496